EXHIBIT 99.4

Nate’s Food Co. Announces It has Begun Developing of the One Minute Omelet and Enters Into $8.5 Billion Egg Industry

Los Angeles, California, October 29, 2014 – Nate’s Food Co. (OTC: NHMD) announced today that it is expanding its product line by beginning to develop the One Minute Omelet. The One Minute Omelet will be a pre-mixed omelet in a ready to use pressurized can. The product will be sold with egg white and whole eggs.

A recent survey showed that 82 percent of parents agree that eggs are a more nutritious breakfast than cereal. The United States produces nearly 100 Billion eggs per year with sales in excess $8.5 Billion per year. Batter Blaster had a 7.5% market penetration; however, the Company is hoping to have a market penetration of 2% for the One Minute Omelet.

The trademark application for the One Minute Omelet has been filed with US Patent and Trademark Office.

About Nate’s Food Co.

Nate’s Homemade pancake and waffle batter are a ready-to-use, pre-mixed pancake and waffle batter delivered in a pressurized can. Our pre-made batter makes light and airy pancakes or waffles that are fun for the entire family to make together, and are a great way to start your day. With no preparation and no clean-up, we’ve made making breakfast easier for your busy mornings.

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